Exhibit 10.6
MFRESIDENTIAL INVESTMENTS, INC.
2008 EQUITY INCENTIVE PLAN
Form of Non-Qualified Stock Option Award Agreement
     AGREEMENT by and between MFResidential Investments, Inc., a Maryland corporation (the “Company”), and _________________(the “Optionee”), dated as of the ___day of ___, ___(the “Effective Date”).
     WHEREAS, the Company maintains the 2008 Equity Incentive Plan (the “Plan”) (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto by the Plan);
     WHEREAS, the Optionee is a _________________of a Participating Company; and
     WHEREAS, in accordance with the Plan, the Committee has determined that it is in the best interests of the Company and its stockholders to grant stock options and/or DERS to the Optionee subject to the terms and conditions set forth below.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Grant of Stock Option.
     The Company hereby grants the Optionee options (the “Options”) to purchase ___ shares of Common Stock, subject to the following terms and conditions and subject to the provisions of the Plan relating to Options (including Section 15 thereof). The Plan is hereby incorporated herein by reference as though set forth herein in its entirety. To the extent such terms or conditions conflict with any provision of the Plan, the terms and conditions set forth herein shall govern.
     The Options are not intended to be, and shall not be qualified as, an “incentive stock options” under Section 422 of the Code.
     2. Option Price.
     The Option Exercise Price per Share shall be $___.
     3. Initial Exercisability.
     Subject to paragraph 5 below, the Options, to the extent that there has been no Termination of Service and the Options have not otherwise expired or been forfeited, shall first become exercisable (unless sooner exercisable in accordance with Section 15 of the Plan) as follows:

Percent of Total
For the Period Ending	Options First Exercisable

     4. Exercisability Upon and After Termination of Optionee.
(a)	If upon any Termination of Service for any reason other than death, Retirement or Disability, the Optionee shall have the right, subject to the provisions of the Plan, to exercise the Options at any time within three months after such Termination of Service, but only to the extent that, at the date of Termination of Service, the Optionee’s right to exercise the Options had accrued pursuant to the terms of this Agreement and had not previously been exercised; provided, however, that, unless otherwise provided in this Agreement, if there occurs a Termination of Service by a Participating Company for Cause or a Termination of Service by the Optionee (other than on account of death, Retirement or Disability), any Options not exercised in full prior to such termination shall be canceled.

(b)	If the Optionee dies while an Eligible Person or within three months after any Termination of Service other than for Cause or a Termination of Service by the Optionee (other than on account of death, Retirement or Disability), and has not fully exercised the Options, then the Options may be exercised in full, subject to the provisions of the Plan, at any time within 12 months after the Optionee’s death, by the Successor of the Optionee, but only to the extent that, at the date of death, the Optionee’s right to exercise the Options had accrued and had not been forfeited pursuant to the terms of this Agreement and had not previously been exercised.

(c)	Upon Termination of Service for reason of Disability or Retirement, the Optionee shall have the right, subject to the provisions of the Plan, to exercise the Option at any time within 24 months after such Termination of Service, but only to the extent that, at the date of Termination of Service, the Optionee’s right to exercise the Options had accrued pursuant to the terms of this Agreement and had not previously been exercised.

(d)	No Options which had not become exercisable at the time of cessation of employment or service shall ever be or become exercisable (except as may be provided in accordance with Section 15 of the Plan). No provision of this paragraph 4 is intended to or shall permit the exercise of the Options to the extent the Options was not exercisable upon cessation of employment or service (except as may be so provided).
     5. Term.
     Unless earlier expired or forfeited, the Options shall, notwithstanding any other provision of this Agreement, expire in its entirety upon the tenth anniversary of the Effective Date. The Option shall also expire and be forfeited at such times and in such circumstances as otherwise provided hereunder or under the Plan.
     6. Dividend Equivalent Rights.
     Subject to Section 11 of the Plan, ___DERs are granted to the Optionee, consisting of the right to receive cash per DER in an amount equal to the dividend distributions paid on a Share subject to an Option, but only to the extent that the underlying Options to which such DERs are subject are exercisable in accordance with the Plan and this Agreement, but have not yet been exercised, and have not previously expired or been forfeited. Notwithstanding the other provisions of Section 11 of the Plan, each payment under the DERs shall be made as soon as practicable (but not more than 60 days) after the time at which the corresponding dividend distribution is made to stockholders of the Company; provided, however, that, if the Committee permits the Optionee to elect to defer the Optionee’s receipt of such payments, the Optionee may elect such a deferral on such terms and conditions as may be prescribed by the Committee, and using such forms as the Committee may provide, for this purpose. Notwithstanding the foregoing, if a distribution to stockholders is made and the extent to which such distribution constitutes a dividend is not known at the time, (i) the Committee may (but need not) direct that a payment be made in respect of the Optionee’s DERs as the Committee deems appropriate, and (ii) as soon as practicable (but not more than 60 days) after the extent to which the distribution constitutes a dividend has been determined by the Company in its discretion (A) in the case of a prior underpayment (or if no prior payments had been made), the Company shall make any payments (without interest) as may be required to reflect such determination, and (B) in the case of a prior overpayment, the Optionee shall make any repayment (without interest) required to reflect such determination.
     7. Miscellaneous.
(a)	THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)	The Committee shall have the power to construe and interpret this Agreement, and to establish, amend and revoke rules and regulations for administration of this Agreement or the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, in this Agreement, or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Optionee. Notwithstanding the foregoing, the Committee shall not take any action or make any interpretation with respect to this Agreement or the Plan that would cause (a) the Plan or the Options to not satisfy the requirements for exemption under Rule 16b-3 under the Exchange Act or (b) any member of the Committee to be disqualified as a Non-Employee Director under such Rule.

(c)	All notices hereunder shall be in writing and, if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Optionee, shall be delivered personally or mailed to the Optionee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 7(c).

(d)	The failure of the Optionee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Optionee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(e)	Nothing in the Plan or this Agreement shall confer on the Optionee any right to continue in the employ or other service of the Company, the Subsidiaries, the Manager or their respective affiliates (if applicable) or interfere in any way with the right of the Company, its stockholders, the Subsidiaries, the Manager or any of their respective affiliates (if applicable) to terminate the Optionee’s employment or other service at any time.

(f)	Any and all payments hereunder to the Optionee shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided, however, that bookkeeping reserves may be established in connection with the satisfaction of payment obligations hereunder. The obligations of the Company hereunder are unsecured and constitute a mere promise by the Company to make benefit payments in the future and, to the extent that any person acquires a right to receive payments hereunder from the Company, such right shall be no greater than the right of an general unsecured creditor of the Company.

(g)	This Agreement (together with the Plan) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
     IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the day and year first above written.

MFRESIDENTIAL INVESTMENTS, INC.
By:
Name:
Title:

Optionee

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